Exhibit 2.1

SEPARATION AGREEMENT

By and Between

EXELON CORPORATION

and

CONSTELLATION ENERGY CORPORATION

Dated as of

[●], 2022

TABLE OF CONTENTS

Schedules

Schedule I	Constellation Entities
Schedule II	Constellation Assets
Schedule III	Constellation Liabilities
Schedule IV	Exelon Retained Assets
Schedule V	Exelon Retained Liabilities
Schedule VI	Intercompany Accounts
Schedule VII	Other Agreements
Schedule VIII	Restricted Entities
Schedule IX	Other Excepted Agreements
Schedule X	Intercompany Agreements
Schedule XI	Other Intercompany Agreements
Schedule XII	Ancillary Agreements
Schedule XIII	Agreements Not Considered Ancillary Agreements
Schedule XIV	Data Separation Principles
Schedule XV	Liabilities Not Released
Schedule XVI	Constellation Managed Actions
Schedule XVII	Exelon Managed Actions
Schedule XVIII	Jointly Managed Actions

Exhibit:

Exhibit A	Form of Certification

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “ Agreement”) is entered into as of [●], 2022, by and between Exelon Corporation, a Pennsylvania corporation (“Exelon”), and Constellation Energy Corporation, a Pennsylvania corporation and a direct, wholly-owned subsidiary of Exelon (“Constellation”). Exelon and Constellation are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, Exelon conducts (i) a business involving the regulated transmission and distribution of electricity and natural gas, principally through Exelon Energy Delivery Company, LLC and its Subsidiaries (the “Exelon Business”), and (ii) a business involving the competitive power generation and marketing and trading of electricity and gas, principally through Exelon Generation Company, LLC and its Subsidiaries (the “Constellation Business”);

WHEREAS, the board of directors of Exelon has determined that it is advisable and in the best interests of Exelon and its shareholders to separate the Exelon Business and the Constellation Business, which separation shall be effected by Exelon contributing the Constellation Business to Constellation and then distributing the Constellation shares that it receives in exchange to Exelon’s shareholders on a pro rata basis (the “Distribution”), thereby causing Constellation to become a separate, publicly-traded company;

WHEREAS, the Distribution will, among other items, (i) allow the Exelon Business and the Constellation Business to more effectively pursue their own distinct operating priorities and strategies, without taking into account potentially conflicting or competing needs and objectives of two disparate businesses operating in a single company, (ii) permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business in a time and manner appropriate for its distinct strategy and business needs, (iii) permit the creation of equity-based incentive compensation programs for each of the companies that is expected to reflect more closely the efforts and performance of each company’s management and will allow each company to better recruit, retain and motivate employees pursuant to compensation policies that are appropriate for their respective lines of business and (iv) improve investor understanding about the Constellation Business and Exelon Business;

WHEREAS, Constellation has been incorporated for these purposes and has not engaged in activities except in preparation for the Distribution;

WHEREAS, it is the intention of the Parties that the Distribution, together with certain related transactions, will qualify as a tax-free reorganization for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treas. Regulation Section 1.368-2(g); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Distribution and the post-Distribution relationship between Exelon and/or its Subsidiaries, on the one hand, and, Constellation and/or its Subsidiaries, on the other hand.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1               Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1:

“AAA” and “AAA Rules” have the respective meanings set forth in Section 10.2(b).

“Action” means any demand, claim, complaint, petition, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, on and after the Effective Time, no member of the Constellation Group shall be deemed an Affiliate of any member of the Exelon Group, and no member of the Exelon Group shall be deemed an Affiliate of any member of the Constellation Group.

“Agreement” has the meaning set forth in the preamble to this Agreement and includes all Schedules and Exhibits attached hereto or delivered pursuant hereto.

“Ancillary Agreements” has the meaning set forth in Section 3.5.

“Appointed Representative” has the meaning set forth in Section 10.1.

“Assets” means all assets, properties and rights of every kind and nature (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a)       all accounting and other books, records, files and Personnel Records, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic recording or any other form or medium;

(b)       all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, including hardware systems, circuits and other computer and telecommunication assets and equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c)       all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(d)       all plant, property and equipment, whether as owner, lessor, sublessor, lessee, sublessee or otherwise;

(e)       all interests in real property of whatever nature, including buildings, land, structures, improvements and fixtures thereon, and all easements and rights-of-way appurtenant thereto, and all leasehold interests, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(f)       all interests in any capital stock of, or other equity interests in, any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; all other investments in securities of any Person; and all rights as a partner, joint venturer or participant;

(g)       all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts and all rights arising thereunder;

(h)       all deposits, letters of credit, performance bonds and other surety bonds;

(i)       all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and materials and analyses prepared by consultants and other third parties;

(j)       all United States, state, multinational and foreign intellectual property, including patents, copyrights, trade names, trademarks, service marks, slogans, logos, trade dresses and other source indicators and the goodwill of the business symbolized thereby; all registrations, applications, recordings, disclosures, renewals, continuations, continuations-in-part, divisions, reissues, reexaminations, foreign counterparts and other legal protections and rights related to any of the foregoing; mask works, trade secrets, inventions and other proprietary information, including know-how, processes, formulae, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, discoveries, inventions, licenses from third parties granting the right to use any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium;

(k)       all computer applications, programs, software and other code (in object and source code form), including operating software, network software, firmware, middleware, design software, design tools, systems documentation, instructions, ASP, HTML, DHTML, SHTML and XML files, cgi and other scripts, APIs, web widgets, algorithms, models, methodologies, files, documentation related to any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium now known or yet to be created;

(l)       all websites, Internet URLs, domain names, social media handles and Internet user names, databases, content, text, graphics, images, audio, video, data and other copyrightable works or other works of authorship including all translations, adaptations, derivations and combinations thereof;

(m)       all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, subscriber, customer and vendor data, correspondence and lists, product literature and other advertising and promotional materials, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, server and traffic logs, quality records and reports and other books, records, studies, surveys, reports, plans, business records and documents;

(n)       all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);

(o)       all claims or rights against any Person arising from the ownership of any other Asset, all rights in connection with any bids or offers, all Actions, judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(p)       all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(q)       all franchise rights, licenses (including radio and similar licenses), permits, consents, approvals and authorizations that have been issued by any Governmental Authority and all pending applications therefor;

(r)       cash, bank accounts, lock boxes and other deposit arrangements;

(s)       interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements;

(t)       all regulatory assets; and

(u)       all goodwill as a going concern and other intangible properties.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Illinois and the Commonwealth of Pennsylvania are authorized or obligated by applicable Law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any and all information in written, oral (including a recording), electronic or visual form:

(a)       that is required to be maintained in confidence by any Law, by any requirements of reliability organizations or under any Contract;

(b)       concerning market studies, business plans, computer hardware, computer software (including all versions, source and object codes and all related files and data), software and database technologies, systems, structures and architectures, and other similar technical or business information;

(c)       concerning any business and its affairs, which includes earnings reports and forecasts, macro-economic reports and forecasts, business and strategic plans, general market evaluations and surveys, litigation presentations and risk assessments, financing and credit-related information, financial projections, tax returns and accountants’ materials, business plans, strategic plans and Contracts, in each case however documented, and other similar financial or business information;

(d)       constituting communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any dispute, legal proceeding or regulatory proceeding; or

(e)       constituting notes, analyses, compilations, studies, summaries and other material that contain or are based, in whole or in part, upon any information included in any of the foregoing clauses (a) through (d).

“Consent” means any consent, waiver or approval from, or notification requirement to, any Person other than a member of either Group.

“Constellation” has the meaning set forth in the preamble to this Agreement.

“Constellation Assets” means, without duplication, the following Assets:

(a)       all Assets held by the Constellation Group;

(b)       all interests in the capital stock of, or other equity interests in, the members of the Constellation Group (other than Constellation) and all other equity, partnership, membership, joint venture and similar interests set forth on Schedule I under the caption “Joint Ventures and Minority Investments”;

(c)       all Assets reflected on the Constellation Business Balance Sheet, and all Assets acquired after the date of the Constellation Business Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the Constellation Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the Constellation Business Balance Sheet;

(d)       any additional Assets listed or described on Schedule II;

(e)       the rights related to the Constellation Portion of any Shared Contract;

(f)       all other Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be assigned to or retained by, or allocated to, any member of the Constellation Group; and

(g)       all Assets held by a member of the Exelon Group that are determined by Exelon, in good faith prior to the Distribution, to be primarily related to or used or held for use primarily in connection with the business or operations of the Constellation Business (unless otherwise expressly provided in connection with this Agreement).

Notwithstanding the foregoing, the Constellation Assets shall not include (i) any Exelon Retained Assets, (ii) any Assets to the extent governed by the Tax Matters Agreement, (iii) any Assets to the extent governed by the Employee Matters Agreement, (iv) the rights related to the Exelon Portion of any Shared Contracts and (v) any Assets that are determined by Exelon, in good faith prior to the Distribution, to be primarily related to the business or operations of the Exelon Business (unless otherwise expressly provided in this Agreement).

“Constellation Business” has the meaning set forth in the recitals to this Agreement. For the sake of clarity, Constellation Business also includes any other business conducted by any member of the Constellation Group as of or prior to the date of this Agreement.

“Constellation Business Balance Sheet” means the balance sheet of ExGen, including the notes thereto, as of December 31, 2020, included in the Information Statement.

“Constellation Common Stock” means the common stock, without par value, of Constellation.

“Constellation Entities” means the entities set forth on Schedule I and any direct or indirect entity formed by such entities after the date of this Agreement and prior to the Distribution Date.

“Constellation Group” means (a) Constellation, (b) the Constellation Entities and (c) each Person that becomes a subsidiary of Constellation after the Distribution, including in each case any Person that is merged or consolidated with or into, or the result of a statutory division of, Constellation or any Subsidiary of Constellation.

“Constellation Indemnitees” means each member of the Constellation Group and their Affiliates and each of their respective current or former shareholders, directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“Constellation Liabilities” means, without duplication, the following Liabilities:

(a)       all Liabilities of the Constellation Group;

(b)       all Liabilities to the extent relating to, arising out of or resulting from:

(i)       the operation or conduct of the Constellation Business as conducted at any time prior to the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the Constellation Business);

(ii)       the operation or conduct of the Constellation Business or any other business conducted by Constellation or any other member of the Constellation Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(iii)       any terminated, divested or discontinued businesses or operations of the Constellation Business; or

(iv)       the Constellation Assets;

(c)       all Liabilities reflected as liabilities or obligations on the Constellation Business Balance Sheet, and all Liabilities arising or assumed after the date of the Constellation Business Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the Constellation Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Constellation Business Balance Sheet;

(d)       any additional Liabilities listed or described on Schedule III;

(e)       the obligations related to the Constellation Portion of any Shared Contract;

(f)       all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the Constellation Group; and

(g)       all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the Registration Statement or the Information Statement, any equity roadshow presentation (whether or not filed with the SEC), any registration statement, offering memorandum or other marketing materials relating to the ExGen Credit Facility and any other documents filed with the SEC in connection with the Distribution or as contemplated by this Agreement, in each case, other than with respect to the Exelon Disclosure Sections.

Notwithstanding the foregoing, the Constellation Liabilities shall not include (i) any Exelon Retained Liabilities, (ii) any Liabilities to the extent governed by the Tax Matters Agreement, (iii) any Liabilities to the extent governed by the Employee Matters Agreement, (iv) any obligations related to the Exelon Portion of any Shared Contract or (v) any Liabilities that are determined by Exelon, in good faith prior to the Distribution, to be primarily related to the business or operations of the Exelon Business (unless otherwise expressly provided in this Agreement).

“Constellation Portion” has the meaning set forth in Section 2.2(a).

“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, option, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Deferred Asset,” “Deferred Liability” and “Deferred Asset or Liability” have the respective meanings set forth in Section 2.1(b)(ii).

“Delaware Courts” has the meaning set forth in Section 10.2(b)(v).

“Dispute” has the meaning set forth in Section 10.2(a)(i).

“Dispute Notice” has the meaning set forth in Section 10.2(a)(i).

“Dispute Committee” has the meaning set forth in Section 10.2(a)(i).

“Dispute Referral Notice” has the meaning set forth in Section 10.2(a)(ii).

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Agent” means EQ Shareowner Services.

“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the board of directors of Exelon, in its sole and absolute discretion.

“Downgrade Event” means ExGen’s senior unsecured non-credit-enhanced debt securities shall be downgraded below (i) Baa3 by Moody’s Investors Service, Inc. (or its successor), (ii) BBB- by Standard & Poor’s Ratings (or its successor) or (iii) BBB- by Fitch Ratings, Inc. (or its successor).

“Effective Time” means 12:01 a.m. (Eastern time) on [●], 2022, or such other time agreed to by the Parties from time to time.

“Employee Matters Agreement” means the Employee Matters Agreement dated as of the date of this Agreement between Exelon and Constellation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exelon” has the meaning set forth in the preamble to this Agreement.

“Exelon Assets” means, without duplication, the following Assets:

(a)       all Assets of the Exelon Group;

(b)       the Exelon Retained Assets;

(c)       all Assets held by a member of the Constellation Group that are determined by Exelon, in good faith prior to the Distribution, to be primarily related to or used or held for use primarily in connection with the business or operations of the Exelon Business (unless otherwise expressly provided in connection with this Agreement);

(d)       all interests in the capital stock, or other equity interests in, the members of the Exelon Group (other than Exelon); and

(e)       the rights related to the Exelon Portion of any Shared Contract.

Notwithstanding the foregoing, the Exelon Assets shall not include (i) any Assets to the extent governed by the Tax Matters Agreement, (ii) any Assets to the extent governed by the Employee Matters Agreement, (iii) the rights related to the Constellation Portion of any Shared Contracts and (iv) the Constellation Assets.

“Exelon Business” has the meaning set forth in the recitals to this Agreement. For the sake of clarity, the Exelon Business does not include the Constellation Business.

“Exelon Common Stock” means the common stock, without par value, of Exelon.

“Exelon Disclosure Sections” means all information set forth in or omitted from the Registration Statement or Information Statement to the extent relating to (a) Exelon, (b) the Exelon Group, (c) the Exelon Assets, (d) the Exelon Liabilities or (e) the substantive disclosure set forth in the Information Statement relating to Exelon’s board of directors’ consideration of the Distribution, including the section entitled “The Separation -- Reasons for the Separation.”

“Exelon Group” means, collectively, Exelon and the Subsidiaries and entities held by Exelon other than Constellation and the Constellation Entities.

“Exelon Guarantee” means any Guarantee issued, entered into or otherwise put in place by any member of the Exelon Group to support or facilitate, or otherwise in respect of, (a) the obligations of any member of the Constellation Group or any of the Constellation Business or (b) Contracts, commitments, Liabilities, permits or licenses of any member of the Constellation Group or any of the Constellation Business.

“Exelon Indemnitees” means each member of the Exelon Group and their Affiliates (other than Constellation and the Constellation Entities) and each of their respective current or former shareholders, directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“Exelon Liabilities” means, without duplication, the following Liabilities:

(a)       all Liabilities of the Exelon Group;

(b)       all Liabilities to the extent relating to, arising out of or resulting from:

(i)       the operation or conduct of the Exelon Business as conducted at any time prior to the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the Exelon Business);

(ii)       the operation or conduct of the Exelon Business or any other business conducted by Exelon or any other member of the Exelon Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(iii)       any terminated, divested or discontinued businesses or operations of the Exelon Business (other than the Constellation Business, the Constellation Group and any terminated, divested or discontinued businesses or operations of the Constellation Business); or

(iv)       the Exelon Assets;

(c)       the Exelon Retained Liabilities;

(d)       any obligations related to the Exelon Portion of any Shared Contract;

(e)       any Liabilities that are determined by Exelon, in good faith prior to the Distribution, to be primarily related to the business or operations of the Exelon Business (unless otherwise expressly provided in this Agreement); and

(f)       all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to the Exelon Disclosure Sections.

Notwithstanding the foregoing, the Exelon Liabilities shall not include (i) any Liabilities to the extent governed by the Tax Matters Agreement, (ii) any Liabilities to the extent governed by the Employee Matters Agreement and (iii) the Constellation Liabilities.

“Exelon Portion” has the meaning set forth in Section 2.2(a).

“Exelon Retained Assets” means any specified Assets set forth on Schedule IV that, notwithstanding clauses (a) through (g) of the definition of “Constellation Assets,” shall not constitute Constellation Assets and are to be retained by the Exelon Group.

“Exelon Retained Liabilities” means any specified Liabilities set forth on Schedule V that, notwithstanding clauses (a) through (g) of the definition of “Constellation Liabilities,” shall not constitute Constellation Liabilities and are to be retained by the Exelon Group.

“ExGen” means Exelon Generation Company, LLC, a Pennsylvania limited liability company.

“ExGen Credit Facility” means the credit agreement to be entered into by ExGen prior to the Effective Time.

“Governmental Approval” means any notice, report or other filing to be given to or made with, or any release, consent, substitution, approval, amendment, registration, permit or authorization from, any Governmental Authority.

“Governmental Authority” means any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, reliability, administrative or governmental authority.

“Group” means one or both of the Exelon Group and the Constellation Group, as the context requires.

“Guarantee” means any guarantee (including guarantees of performance or payment under Contracts, commitments, Liabilities, permits and licenses), letter of credit or other credit or credit support arrangement or similar assurance, including surety bonds, bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments, and working capital or liquidity support or similar keep-well type arrangements.

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indemnitee” has the meaning set forth in Section 9.4(a).

“Indemnity Payment” has the meaning set forth in Section 9.4(a).

“Information Statement” means the information statement, a preliminary version of which is filed as Exhibit 99.1 to the Registration Statement, and any related documentation to be provided to holders of Exelon Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Insurance Policy” means any insurance policies and insurance Contracts, including general liability, property and casualty, workers’ compensation, automobile, directors and officers liability, errors and omissions, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance coverage, together with all rights, benefits and privileges thereunder.

“Insurance Proceeds” means those monies (in each case, net of any out-of-pocket costs or expenses incurred in the collection thereof):

(a)       received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective; or

(b)       paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective.

“Intercompany Account” means any receivable, payable or loan between any member of the Exelon Group, on the one hand, and any member of the Constellation Group, on the other hand, that exists prior to the Effective Time and is reflected in the records of the relevant members of the Exelon Group and the Constellation Group, except for any such receivable, payable or loan that arises pursuant to (i) the agreements listed in Section 2.3(b)(i) through (v) (inclusive) and (ii) the accounts or arrangements listed in Schedule VI.

“Intercompany Agreement” means any Contract between or among any member of the Exelon Group, on the one hand, and any member of the Constellation Group, on the other hand, entered into prior to the Effective Time, but excluding any Contract to which a Person other than any member of the Exelon Group or the Constellation Group is also a party.

“Intercompany Loan” means the intercompany loan, from Exelon, as lender, to ExGen, as borrower.

“IRS” means the United States Internal Revenue Service.

“Law” means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, fines, penalties, obligations, prohibitions, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any Contract, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include attorneys’ fees, the costs and expenses of all assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence (including costs and expenses incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions).

“Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, Taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

“Merger Commitments Agreement” means the Assignment and Assumption of Regulatory Commitments Agreement dated as of the date of this Agreement between Exelon and Constellation.

“Mixed Action” has the meaning set forth in Section 9.11(c).

“NASDAQ” means The NASDAQ Global Select Market.

“NASDAQ Listing Application” has the meaning set forth in Section 3.2(a).

“NERC Agreement” means the NERC Reliability Services Agreement dated as of the date of this Agreement between Exelon and Constellation.

“Other Agreements” refers to the Contracts listed on Schedule VII.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Personnel Records” means all personnel files, data and other personnel information that relates to (a) in the case of the Exelon Group, any current or former employee, officer, director or other service provider of the Exelon Group and any Exelon Employee (as defined in the Employee Matters Agreement) (other than a Constellation Employee (as defined in the Employee Matters Agreement) or any other service provider of the Constellation Group immediately following the Distribution Date), or (b) in the case of the Constellation Group, any Constellation Employee and any other service provider of the Constellation Group immediately following the Distribution Date and, in each case under clauses (a) and (b), other than files, data and information that are (or is) prohibited from being made available as a result of applicable Laws regarding the safeguarding of data privacy or any other legal obligation to maintain the confidentiality of such files, data or information.

“Record Date” means the close of business on the date determined by the board of directors of Exelon as the record date for determining holders of Exelon Common Stock entitled to receive shares of Constellation Common Stock in the Distribution.

“Record Holders” has the meaning set forth in Section 4.1(a)(i).

“Registration Statement” means the registration statement on Form 10 of Constellation with respect to the registration under the Exchange Act of the Constellation Common Stock to be distributed in the Distribution, including any amendments or supplements thereto.

“Restricted Entities” means the entities listed on Schedule VIII.

“SEC” means the United States Securities and Exchange Commission.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, covenant, condition, encroachment, restriction on transfer, restriction or limitation on use of real or personal property or any other encumbrance of any nature whatsoever, imperfections in or failure of title or defect of title.

“Shared Contract” means any Contract of any member of either Group with a third party that relates in any material respect to both the Constellation Business and the Exelon Business, as identified by Exelon; provided that the Parties may, by mutual consent, elect to include in, or exclude from, this definition any contract or agreement.

“Straddle Period” has the meaning set forth in Section 8.10(b).

“Subsidiary” means, with respect to any specified Person, (i) any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its subsidiaries, or by such specified Person and one or more of its Subsidiaries or (ii) any partnership in which such Person is a sole general partner.

“Tax Matters Agreement” means the Tax Matters Agreement dated as of the date of this Agreement between Exelon and Constellation.

“Tax” and “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any governmental entity or political subdivision thereof, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Taxing Authority” means any national, municipal, governmental, state, federal or other body, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Third-Party Claim” means any assertion by a Person (including any Governmental Authority) who is not a member of the Exelon Group or the Constellation Group of any claim, or the commencement by any such Person of any Action, against any member of the Exelon Group or the Constellation Group.

“Third-Party Proceeds” has the meaning set forth in Section 9.4(a).

“Transactions” means the Distribution and any other transactions contemplated by this Agreement or any Ancillary Agreement.

“Transition Services Agreement” means the Transition Services Agreement dated as of the date of this Agreement between Exelon and Constellation.

Section 1.2               Interpretation. In this Agreement and the Ancillary Agreements, unless the context clearly indicates otherwise:

(a)                words used in the singular include the plural and words used in the plural include the singular;

(b)                the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c)                the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(d)                relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e)                accounting terms used herein shall have the meanings historically ascribed to them by Exelon and its Subsidiaries in their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f)                 reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(g)                reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(h)                references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(i)                 if there is any conflict between the provisions of the main body of this Agreement or an Ancillary Agreement and the Exhibits and Schedules hereto or thereto, the provisions of the main body of this Agreement or the Ancillary Agreement, as applicable, shall control unless explicitly stated otherwise in such Exhibit or Schedule; and

(j)                 any portion of this Agreement or any Ancillary Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

Section 1.3               Certain Matters Governed Exclusively by Ancillary Agreements. Each of Exelon and Constellation agrees on behalf of itself and the members of its Group that, except as explicitly provided in this Agreement or in any Ancillary Agreement:

(i)                 the Tax Matters Agreement shall exclusively govern all matters relating to Taxes between such parties, except to the extent (x) that tax matters relating to employee and employee benefits-related matters are addressed in the Employee Matters Agreement or (y) otherwise expressly provided in the Tax Matters Agreement;

(ii)               the Employee Matters Agreement shall exclusively govern the allocation of Assets and Liabilities related to employees and employee compensation and benefits matters with respect to employees and former employees of members of both the Exelon Group and the Constellation Group, except to the extent (x) that employee compensation and benefits-related reimbursements are addressed in the Transition Services Agreement or (y) otherwise expressly provided in the Employee Matters Agreement (it being understood that any such Assets and Liabilities, as allocated pursuant to the Employee Matters Agreement, shall constitute Constellation Assets, Constellation Liabilities, Exelon Assets or Exelon Liabilities, as applicable, for the purposes of Article IX);

(iii)             the Transition Services Agreement shall exclusively govern all matters relating to the provision of certain services identified therein to be provided by each Party to the other on a transitional basis following the Distribution, except to the extent otherwise expressly provided in the Transition Services Agreement; and

(iv)              to the extent provided in each of the following agreements, such agreement shall govern the matters arising under that agreement, including any allocation of Liabilities thereunder and the scope and process for indemnification and the resolution of disputes: (x) the Merger Commitments Agreement, (y) the NERC Agreement and (z) the agreements listed in Schedule IX.

Section 1.4               Other Agreements. For the sake of clarity and the avoidance of doubt, this Agreement does not amend, modify, supplement, replace or terminate any of the Other Agreements. Each Other Agreement shall remain in full force and effect and shall exclusively govern all matters arising under that agreement, including any allocation of Assets and Liabilities thereunder and the scope and process for indemnification and the resolution of disputes.

Section 1.5               Restricted Entities. The Exelon Group includes the Restricted Entities, which are subject to state regulation as public utilities and whose agreements and transactions with related or affiliated parties (including certain Asset transfers, Liability assumptions, and claims releases) are subject to prior regulatory approval. In order to ensure compliance with regulatory requirements and to achieve an expeditious completion of the Distribution and to manage the costs, timing and potential commitments required to achieve the Distribution, which the Parties acknowledge benefits both Parties, Exelon has structured the Transactions to exclude commitments, transfers, assumptions and releases by or on behalf of the Restricted Entities that would require approval by public utility regulatory authorities. To the extent that this Agreement or any Ancillary Agreement imposes an obligation on Exelon in respect of the Restricted Entities by virtue of the inclusion of the Restricted Entities within the Exelon Group, such obligation shall be deemed not to exist to the extent that the entry into, or performance of, such obligation requires prior regulatory approval.

ARTICLE II

TRANSACTIONS

Section 2.1               Transfers of Assets and Assumptions of Liabilities.

(a)                Transfers Prior to Effective Time.

(i)                 Subject to Section 2.1(b), the Parties shall, and shall cause their respective Group members to, execute such instruments of assignment or transfer, and take such other corporate actions as are necessary to:

(1)       assign, transfer or convey to one or more members of the Constellation Group all of the right, title and interest of the Exelon Group in, to and under all Constellation Assets not already owned by the Constellation Group;

(2)       assign, transfer or convey to one or more members of the Exelon Group all of the right, title and interest of the Constellation Group in, to and under all Exelon Assets not already owned by the Exelon Group;

(3)       cause one or more members of the Constellation Group to assume all of the Constellation Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the Exelon Group; and

(4)       cause one or more members of the Exelon Group to assume all of the Exelon Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the Constellation Group.

(ii)               Constellation shall cause ExGen to repay, and ExGen shall repay, the aggregate outstanding principal amount and all accrued interest on the Intercompany Loan.

(iii)             Exelon shall contribute $1.75 billion and its entire equity interest in ExGen (including the other Constellation Entities) in exchange for the issuance by Constellation of shares of Constellation Common Stock, which shares shall be lawfully issued, fully paid and non-assessable under the Laws of the Commonwealth of Pennsylvania, and of a sufficient number to effectuate the Distribution.

Notwithstanding anything to the contrary, neither Party shall be required to transfer any information except as required by Article VIII.

(b)                Deferred Transfers and Assumptions.

(i)                 Nothing in this Agreement or in any Ancillary Agreement shall be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or by operation of Law cannot be transferred or assumed.

(ii)               To the extent that any transfer of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement is not consummated prior to the Effective Time as a result of an absence or non-satisfaction of any required Consent, Governmental Approval or other condition (such Assets or Liabilities, a “Deferred Asset” or a “Deferred Liability,” as applicable, and, collectively, a “Deferred Asset or Liability”), the Parties shall use commercially reasonable efforts to effect such transfers or assumptions as promptly following the Effective Time as practicable. If and when the Consents, Governmental Approvals or other conditions, the absence or non-satisfaction of which gave rise to a Deferred Asset or Liability, are obtained or satisfied, the transfer or assumption of such Deferred Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement.

(iii)             From and after the Effective Time until such time as a Deferred Asset or Liability is transferred or assumed, as applicable, (A) the Party retaining such Deferred Asset shall thereafter hold such Deferred Asset for the use and benefit of the Party entitled thereto (at the sole expense of the Party entitled thereto) and (B) the Party intended to assume such Deferred Liability shall pay or reimburse the Party retaining such Deferred Liability for all amounts paid or incurred in connection with the retention of such Deferred Liability; it being agreed that the Party retaining such Deferred Asset or Liability shall not be obligated, in connection with the foregoing clause (A) and clause (B), to expend any money unless, at the choice of the Party retaining such Deferred Asset or Liability, the necessary funds are advanced or agreed in writing to be reimbursed by the Party entitled to such Deferred Asset or intended to assume such Deferred Liability. The Party retaining such Deferred Asset or Liability shall use its commercially reasonable efforts to notify in writing the Party entitled to or intended to assume, as applicable, such Deferred Asset or Liability of the need for such expenditure and provide additional supporting details on such expenditure as reasonably requested by the Party entitled to or intended to assume, as applicable, such Deferred Asset or Liability. In addition, the Party retaining such Deferred Asset or Liability shall, insofar as reasonably practicable and to the extent permitted by applicable Law, (x) treat such Deferred Asset or Liability in the ordinary course of business consistent with past practice, (y) promptly take such other actions as may be requested by the Party entitled to such Deferred Asset or by the Party intended to assume such Deferred Liability, at the expense of such Party entitled to such Deferred Asset or by the Party intended to assume such Deferred Liability, in order to place such Party in the same position as if the Deferred Asset or Liability had been transferred or assumed, as applicable, as contemplated hereby, and so that all the benefits and burdens relating to such Deferred Asset or Liability, including possession, use, risk of loss, potential for gain, and control over such Deferred Asset or Liability, are to inure from and after the Effective Time to such Party entitled to such Deferred Asset or intended to assume such Deferred Liability, and (z) hold itself out to third parties as agent or nominee on behalf of the Party entitled to such Deferred Asset or intended to assume such Deferred Liability.

(iv)              In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party shall be deemed to have acquired beneficial ownership of all of the Assets, together with all rights and privileges incident thereto, and shall be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such Party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Ancillary Agreement.

(v)                The Parties agree to treat, for all tax purposes, any Asset or Liability that is not transferred or assumed prior to the Effective Time and which is subject to the provisions of this Section 2.1(b), as (A) owned by the Party to which such Asset was intended to be transferred or by the Party which was intended to assume such Liability, as the case may be, from and after the Effective Time, (B) having not been owned by the Party retaining such Asset or Liability, as the case may be, at any time from and after the Effective Time, and (C) having been held by the Party retaining such Asset or Liability, as the case may be, only as agent or nominee on behalf of the other Party from and after the Effective Time until the date such Asset or Liability, as the case may be, is transferred to or assumed by such other Party. The Parties shall not take any position inconsistent with the foregoing unless otherwise required by applicable Law (in which case, the Parties shall provide indemnification for any Taxes attributable to the Asset or Liability during the period beginning at the Effective Time and ending on the date of the actual transfer).

(c)                Misallocated Assets and Liabilities.

(i)                 In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) that should have been allocated to, or assumed by, a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly notify the other Party and follow the applicable process set forth in clause (iii).

(ii)               In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is liable for any Liability that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate assumption of Liabilities from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly notify the other Party and follow the applicable process set forth in clause (iii).

(iii)             A notice under clause (i) shall describe the Asset to be transferred, and a notice under clause (ii) shall describe the Liability to be transferred and assumed. Unless the Party receiving such notice shall object to such transfer or assumption within ten (10) Business Days, then the transferring Party shall:

(x)       in the case of clause (i), transfer, or cause to be transferred, such Asset to such member of the other Group, and such member of the other Group shall accept such Asset for no further consideration other than that set forth in this Agreement or such Ancillary Agreement, as applicable. Prior to any such transfer, such Asset shall be held in accordance with Section 2.1(b). Any such transfer shall include any after-tax cash receipts in respect of such Asset and reimbursement by the transferee for any after-tax expenses associated with such Asset incurred by the transferor; or

(y)       in the case of clause (ii), transfer, or cause to be transferred, such Liability to such member of the other Group, and such member of the other Group shall assume such Liability for no further consideration other than that set forth in this Agreement or such Ancillary Agreement, as applicable. Prior to any such assumption, such Liabilities shall be held in accordance with Section 2.1(b). Any such transfer shall include reimbursement by the transferee for any after-tax expenses associated with such Liability incurred by the transferor.

In the event that the Party receiving such notice shall notify the other Party that it objects to the transfer or assumption, the Parties shall resolve that dispute using the procedures in Article X. Any transfer or assumption that is required as a result of those procedures will be made in accordance with clause (x) or (y), as applicable.

(d)                Instruments of Transfer and Assumption. The Parties agree that (i) transfers of Assets that may be required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferor to the transferee of (A) with respect to those Assets that constitute stock or other equity interests that are certificated, certificates endorsed in blank or evidenced and/or accompanied by stock powers or other instruments of transfer endorsed in blank, against receipt and (B) with respect to all other Assets, such good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, to vest in the designated transferee all of the title and ownership interest of the transferor in and to any such Asset, and (ii) the assumptions of Liabilities required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, for the assumption by the transferee of such Liabilities.

(e)                Plan of Reorganization. The Parties agree that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(f)                 Waiver of “Bulk-Sale” Compliance.

(i)       Constellation hereby waives compliance by each and every member of the Exelon Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Constellation Assets to any member of the Constellation Group.

(ii)       Exelon hereby waives compliance by each and every member of the Constellation Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Exelon Assets to any member of the Exelon Group.

Section 2.2               Shared Contracts.

(a)                The Parties shall, and shall cause the members of their respective Groups to, use their respective reasonable commercial efforts to work together (and, if necessary and desirable, until the earlier of two years after the Distribution Date and such time as the formal division, partial assignment, modification or replication of such Shared Contract is effected, to work with the third party to such Shared Contract) in an effort to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (i) a member of the Constellation Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the Constellation Business (the “Constellation Portion”), which rights shall be a Constellation Asset and which obligations shall be a Constellation Liability, and (ii) a member of the Exelon Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract not relating to the Constellation Business (the “Exelon Portion”), which rights shall be a Exelon Asset and which obligations shall be a Exelon Liability. Nothing in this Agreement shall require the division, partial assignment, modification or replication of a Shared Contract unless and until any necessary Consents are obtained or made, as applicable. If the Parties, or their respective Group members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify or replicate such Shared Contract prior to the Distribution as contemplated by the previous sentence, then the Parties shall, and shall cause their respective Group members to, cooperate in any reasonable and permissible arrangement to provide that, following the Distribution and until the earlier of two years after the Distribution Date and such time as the formal division, partial assignment, modification or replication of such Shared Contract as contemplated by the previous sentence is effected, a member of the Constellation Group shall receive the interest in the benefits and obligations of the Constellation Portion under such Shared Contract and a member of the Exelon Group shall receive the interest in the benefits and obligations of the Exelon Portion under such Shared Contract, it being understood that no Party shall have Liability to the other Party for the failure of any third party to perform its obligations under any such Shared Contract.

(b)                Nothing in this Section 2.2 shall require either Party nor any member of their respective Groups to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable). For the avoidance of doubt, reasonable out-of-pocket expenses, and recording or similar fees shall not include any purchase price, license fee or other payment or compensation for the procurement of any asset secured to replace an Asset in the course of a Party’s obligation under Section 2.2(a).

Section 2.3               Termination of Intercompany Agreements.

(a)                Except as set forth in Section 2.3(b), Exelon, on behalf of itself and each of the other members of the Exelon Group, and Constellation, on behalf of itself and each of the other members of the Constellation Group, hereby terminate, effective as of the Effective Time, any and all Intercompany Agreements. No such terminated Intercompany Agreement will be of any further force or effect from and after the Effective Time and all Parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Accounts as provided in Section 2.4. Each Party shall take, or cause to be taken, any and all actions as may be reasonably necessary to effect the foregoing.

(b)                The provisions of Section 2.3(a) shall not apply to any of the following agreements (which agreements shall continue to be valid, effective and outstanding after the Effective Time and thereafter shall be deemed to be, for each relevant Party (or the member of such Party’s Group), an obligation to a third party and shall no longer be an Intercompany Agreement):

(i)                 this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement);

(ii)               the Other Agreements;

(iii)             any agreements entered into by Exelon or an Affiliate thereof and Constellation or an Affiliate thereof in the ordinary course of business related to business operations of Subsidiaries thereof, including power supply agreements, interconnection agreements, real estate easements and licenses, agreements relating to switchyards and the Contracts listed on Schedule X;

(iv)              any agreements entered into by Exelon or an Affiliate thereof and Constellation or an Affiliate thereof listed on Schedule XI; and

(v)                any confidentiality, non-disclosure agreements, litigation management, joint defense agreements or common interest agreements among any members of either Group.

Section 2.4               Settlement of Intercompany Accounts. Each Intercompany Account (excluding, for the avoidance of doubt, the accounts and arrangements listed in Schedule VI) outstanding immediately prior to the Effective Time, shall be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished by the relevant members of the Exelon Group and the Constellation Group prior to the Effective Time, in each case, in the manner agreed to by the Parties.

Section 2.5               Replacement of Guarantees.

(a)                Constellation shall use its commercially reasonable efforts to arrange, effective at or prior to the Effective Time, at its cost and expense, the replacement of all Exelon Guarantees with alternate arrangements that do not require any credit support from any member of the Exelon Group; and Constellation shall use its commercially reasonable efforts to obtain from the beneficiaries of such Exelon Guarantees written releases indicating that each applicable member of the Exelon Group shall, effective as of the Effective Time, have no further Liability with respect to such Exelon Guarantees. Exelon shall cooperate with Constellation’s efforts to replace such guarantees and obtain such releases.

(b)                If, following the Effective Time, Constellation is unable to replace any Exelon Guarantee:

(i)                 Constellation shall continue to use its commercially reasonable efforts to replace such Exelon Guarantee with alternate arrangements that do not require any credit support from any member of the Exelon Group, and Exelon shall cooperate with Constellation’s efforts to replace such guarantees; and

(ii)               if a Downgrade Event occurs, then Exelon may request in writing, and Constellation shall cause ExGen to provide, and ExGen shall provide, within ten (10) Business Days of such written request, cash or a letter of credit in an amount to be specified by Exelon in such request (but not to exceed the maximum guaranteed obligation under such guarantee) to provide collateral support for the obligations under such Exelon Guarantee.

(c)                Constellation shall indemnify, defend and hold harmless each member of the Exelon Group against, and reimburse each member of the Exelon Group for, any Losses incurred following the Distribution with respect to any Exelon Guarantee, including auditor fees associated with such Exelon Guarantees and the cost of procuring any applicable third party valuations.

(d)                In the event that Exelon shall make a payment under an Exelon Guarantee, it shall have the right, but not the obligation, to deduct that payment from any payment otherwise due and owing to Constellation or any member of the Constellation Group under the Tax Matters Agreement.

Section 2.6                  Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or Governmental Authority anywhere in the world, alleging that: (a) the retention or assumption of any Constellation Liabilities by Constellation or a member of the Constellation Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, (b) the retention or assumption of any Exelon Liabilities by Exelon or a member of the Exelon Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, (c) the terms and provisions of any Other Agreements, including any indemnification obligations therein, are void or unenforceable for any reason, or (d) the provisions of this Article II or Article IX are void or unenforceable for any reason.

ARTICLE III
CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1               SEC and Other Securities Filings.

(a)                Prior to the date of this Agreement, the Parties caused the Registration Statement to be prepared and filed with the SEC and caused it to become effective on December [●], 2021.

(b)                As soon as practicable after the date hereof, Exelon shall cause the Information Statement to be mailed to the Record Holders (or notice of internet availability thereof).

(c)                The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the Transactions, or to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with such Transactions.

(d)                The Parties shall take all such action as may be necessary or appropriate under state and foreign securities or “blue sky” Laws in connection with the Transactions.

(e)                Each of Exelon and Constellation shall take all actions as may be necessary to approve any grants of adjusted equity awards by Exelon (in respect of shares of Exelon Common Stock) and Constellation (in respect of shares of Constellation Common Stock) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

Section 3.2               NASDAQ Listing Application.

(a)                Prior to the date of this Agreement, the Parties (i) caused an application for the listing on NASDAQ of Constellation Common Stock to be issued to the Record Holders in the Distribution (the “NASDAQ Listing Application”) to be prepared and filed and (ii) have caused the NASDAQ Listing Application to be approved, subject to official notice of distribution.

(b)                Exelon has given NASDAQ notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

Section 3.3               Distribution Agent. At or prior to the Effective Time, Exelon shall, if requested by the Distribution Agent, enter into a distribution agent agreement and/or a paying agent agreement with the Distribution Agent.

Section 3.4               Governmental Approvals and Consents. To the extent that any of the Transactions require any Governmental Approval or Consent that has not been obtained prior to the date of this Agreement, the Parties will use commercially reasonable efforts to obtain, or cause to be obtained, such Governmental Approval or Consent prior to the Effective Time.

Section 3.5               Ancillary Agreements. Prior to the Effective Time, each Party shall execute and deliver, and shall cause each applicable member of its Group to execute and deliver, as applicable, the following agreements (collectively, the “Ancillary Agreements”):

(i)                 the Tax Matters Agreement,

(ii)               the Transition Services Agreement,

(iii)             the Employee Matters Agreement,

(iv)              the Merger Commitments Agreement,

(v)                the NERC Agreement,

(vi)              the agreements listed on Schedule XII and

(vii)            such other written agreements, documents or instruments as the Parties may agree are reasonably necessary or desirable and which specifically state that they are Ancillary Agreements within the meaning of this Agreement.

For the avoidance of doubt, the Other Agreements and the agreements listed on Schedule XIII are not Ancillary Agreements.

Section 3.6               Governance Matters.

(a)                Articles of Incorporation and Bylaws. Constellation has adopted the amended and restated articles of incorporation and the amended and restated bylaws of Constellation, each substantially in the form filed by Constellation with the SEC as an exhibit to the Registration Statement, and Constellation shall not take any action to modify its charter or bylaws prior to the Effective Time.

(b)                Officers and Directors. On or prior to the Distribution Date, the Parties shall take all necessary action so that, as of the Distribution Date, the officers and directors of Constellation will be as set forth in the Information Statement.

ARTICLE IV
THE DISTRIBUTION

Section 4.1               Distribution.

(a)                Subject to the terms and conditions set forth in this Agreement, including Section 4.1(b):

(i)                 on or prior to the Distribution Date, Exelon shall deliver or otherwise make available to the Distribution Agent, for the benefit of holders of record of Exelon Common Stock at the close of business on the Record Date (the “Record Holders”), such number of issued and outstanding shares of Constellation Common Stock as is necessary to effect the Distribution; and

(ii)               on the Distribution Date, Exelon shall direct the Distribution Agent to distribute, effective as of the Effective Time, to each Record Holder,

(A)       one (1) share of Constellation Common Stock for every three (3) shares of Exelon Common Stock held by such Record Holder on the Record Date and

(B)       cash, if applicable, in lieu of fractional shares, in an amount determined in accordance with Section 4.1(c).

All such shares of Constellation Common Stock to be so distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. Following the Distribution, Exelon shall cause the Distribution Agent to deliver an account statement to each holder of Constellation Common Stock reflecting such holder’s ownership thereof. All of the shares of Constellation Common Stock distributed in the Distribution shall be validly issued, fully paid and non-assessable.

(b)                Notwithstanding any other provision of this Agreement, Exelon, the Distribution Agent, or any Person that is a withholding agent under applicable Law shall be entitled to deduct and withhold from any consideration distributable or payable hereunder the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law, and any such withholding agent is hereby authorized to sell any portion of the consideration otherwise distributable or payable in kind as is necessary to provide sufficient funds to enable the withholding agent to comply with such deduction and withholding requirements. Any amounts so withheld shall be paid over to the appropriate Taxing Authority in the manner prescribed by Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.

(c)                Notwithstanding anything herein to the contrary, no fractional shares of Constellation Common Stock shall be issued in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a shareholder of Constellation. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this section, would be entitled to receive a fractional share interest of Constellation Common Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. Exelon shall direct the Distribution Agent to determine the number of whole shares and fractional shares of Constellation Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests and to distribute to each such Record Holder his, her or its ratable share of the total proceeds of such sale, after making appropriate deductions of the amounts required for U.S. federal income tax withholding purposes and after deducting any applicable transfer Taxes and the costs and expenses of such sale and distribution, including brokers fees and commissions. The sales of fractional shares shall occur as soon after the Effective Time as practicable and as determined by the Distribution Agent, but in no case more than three (3) Business Days after the Effective Time. None of Exelon, Constellation or the Distribution Agent shall guarantee any minimum sale price for the fractional shares of Constellation Common Stock. Neither Exelon nor Constellation shall pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent shall have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Exelon or Constellation.

(d)                Any shares of Constellation Common Stock or cash in lieu of fractional shares with respect to Constellation Common Stock that remain unclaimed by any Record Holder one hundred eighty (180) days after the Distribution Date shall be delivered to Constellation, and Constellation, or its transfer agent on its behalf, shall hold such shares of Constellation Common Stock and cash for the account of such Record Holder, and the Parties agree that all obligations to provide such shares of Constellation Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of Constellation, subject to applicable escheat or other abandoned property Laws, and Exelon shall have no Liability with respect thereto.

(e)                Until the shares of Constellation Common Stock are duly transferred in accordance with this Section 4.1 and applicable Law, from and after the Effective Time, Constellation shall regard the Persons entitled to receive such shares as record holders of shares of Constellation Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Constellation agrees that, subject to any transfers of such shares, from and after the Effective Time, (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of Constellation Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership (as determined by Constellation or its transfer agent) of the shares of Constellation Common Stock then held by such holder.

ARTICLE V
CONDITIONS

Section 5.1               Conditions Precedent to Consummation of the Distribution. The Distribution shall not be effected unless and until the following conditions have been satisfied or waived by Exelon, in its sole and absolute discretion, at or before the Effective Time:

(a)                the board of directors of Exelon shall have declared the Distribution, which declaration may be made or withheld in its absolute and sole discretion;

(b)                the Registration Statement shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and no proceedings for such purpose shall be pending before, or threatened by, the SEC;

(c)                Exelon shall have mailed the Information Statement (or notice of internet availability thereof) to the Record Holders;

(d)                Exelon shall have received a private letter ruling from the IRS and an opinion from Sidley Austin LLP, in each case in form and substance satisfactory to Exelon, together substantially to the effect that the Distribution, together with certain related transactions, will qualify as a tax-free reorganization under sections 355 and 368(a)(1)(D) of the Code;

(e)                Exelon shall have received an opinion from Duff & Phelps, LLC, in form and substance satisfactory to Exelon, as to certain solvency matters;

(f)                 the NASDAQ Listing Application shall have been approved, subject to official notice of distribution;

(g)                no order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be in effect, and no other event shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;

(h)                the transactions described in Article II (other than in respect of Deferred Assets or Deferred Liabilities) shall have been completed, except for such steps as Exelon in its sole discretion shall have determined may be completed after the Distribution Date;

(i)                 ExGen shall have entered into the ExGen Credit Facility;

(j)                 Exelon shall have completed its own financing transactions contemplated to occur on or prior to the Distribution Date, including amending and restating its existing credit facility;

(k)                no events or developments shall have occurred prior to the Distribution that, in the judgment of the Exelon board of directors, would result in the Distribution having a material adverse effect on Exelon or its shareholders;

(l)                 Constellation shall have adopted the amended and restated articles of incorporation and amended and restated bylaws, as provided in Section 3.6(a);

(m)              each of the Ancillary Agreements shall have been executed and delivered by each party thereto and be in full force and effect; and

(n)                any required material Governmental Approvals and other Consents necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect.

Section 5.2               Right Not to Close. Each of the conditions set forth in Section 5.1 is for the sole benefit of Exelon, and the board of directors of Exelon may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part. Any determination made by the board of directors of Exelon concerning the satisfaction or waiver of any or all of the conditions set forth in Section 5.1 will be conclusive and binding on the Parties. The satisfaction of the conditions set forth in Section 5.1 will not create any obligation on the part of Exelon to any other Person to effect any of the Transactions or in any way limit Exelon’s right to terminate this Agreement and the Ancillary Agreements as set forth in Section 11.1 or alter the consequences of any termination from those specified in Section 11.2.

ARTICLE VI
NO REPRESENTATIONS OR WARRANTIES

Section 6.1               Disclaimer of Representations and Warranties. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY IS REPRESENTING OR WARRANTING IN ANY WAY AS TO (A) THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF ANY PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.

Section 6.2               As Is, Where Is. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT, ALL ASSETS TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED “AS IS, WHERE IS” AND ANY TRANSFEREE SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE VII
CERTAIN COVENANTS AND ADDITIONAL AGREEMENTS

Section 7.1               Insurance Matters.

(a)                Exelon and Constellation shall cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time. In no event shall Exelon, any other member of the Exelon Group or any Exelon Indemnitee have any Liability or obligation whatsoever to any member of the Constellation Group or any Constellation Indemnitee in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Constellation Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b)                From and after the Effective Time, with respect to any losses, damages and Liability incurred by any member of the Constellation Group prior to the Effective Time, or arising out of facts, events or circumstances occurring, prior to the Effective Time, Exelon shall provide Constellation with access to, and Constellation may, upon ten (10) days’ prior written notice to Exelon, make claims under, Exelon’s third-party insurance policies in place immediately prior to the Effective Time and Exelon’s historical third-party policies of insurance, but solely to the extent that such policies provided coverage for Constellation Liabilities or Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time, in each case relating to, arising out of or resulting from the Constellation Business, the Constellation Assets or the Constellation Liabilities; provided that such access to, and the right to make claims under, such insurance policies shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles, self-insured retentions, loss reimbursements and other fees and expenses, and any retrospectively rated or other premium adjustments, resulting from such losses, damages or Liability. Any deductible, loss reimbursement, other fee or expense shall be Constellation’s sole responsibility. Constellation’s access shall be subject to the following additional conditions:

(i)                 Constellation shall report any claim to Exelon, as promptly as practicable, and in any event in sufficient time so that such claim may be made in accordance with Exelon’s claim reporting procedures in effect immediately prior to the Effective Time (or in accordance with any modifications to such procedures after the Effective Time communicated by Exelon to Constellation in writing);

(ii)               Constellation may, in its sole discretion, report such claim to the insurers on its and/or Exelon’s behalf with a request that the insurers defend and indemnify it and/or Exelon;

(iii)             Constellation and the members of the Constellation Group shall indemnify, hold harmless and reimburse Exelon and the members of the Exelon Group for any fees and expenses incurred by Exelon or any members of the Exelon Group to the extent resulting from any access to, any claims made by Constellation or any other members of the Constellation Group under, any insurance provided pursuant to this Section 7.1(b), including any indemnity payments, settlements, judgments, legal fees and allocated claim or loss adjusting expenses and claim handling fees, whether such claims are made by Constellation, its employees or Third Parties; and

(iv)              Constellation shall exclusively bear (and neither Exelon nor any members of the Exelon Group shall have any obligation to repay or reimburse Constellation or any member of the Constellation Group for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Constellation or any member of the Constellation Group under the policies as provided for in this Section 7.1(b).

In the event that any member of the Exelon Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Effective Time for which such member of the Exelon Group is entitled to coverage under Constellation’s third-party insurance policies, the same process pursuant to this Section 7.1(b) shall apply, substituting “Exelon” for “Constellation” and “Constellation” for “Exelon.” All Constellation general liability and excess liability third-party insurance policies shall include Exelon as an additional insured to the extent of the policies’ limits of liability and with respect to claims resulting from Constellation’s operations after the Effective Time. All environmental liability policies in force immediately prior to the Effective Time that are to be assigned to Constellation or its subsidiaries after the Effective Time shall name Exelon as an additional named insured. All Exelon general liability and excess liability policies shall include Constellation as an additional insured to the extent of the policies’ limits of liability and with respect to claims resulting from Exelon’s operations after the Effective Time.

(c)                Except as provided in Section 7.1(b), and under cyber liability insurance, from and after the Effective Time, neither Constellation nor any member of the Constellation Group shall have any rights to or under any of the insurance policies of Exelon or any other member of the Exelon Group. Except for cyber liability insurance, at the Effective Time, Constellation shall have in effect all insurance programs required to comply with Constellation’s contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to Constellation’s. Such insurance programs may include general liability, excess liability, commercial auto liability, workers’ compensation, employer’s liability, nuclear operations, product liability, property, employment practices liability, employee dishonesty/crime, directors and officers liability, pollution liability, aviation liability, professional liability and fiduciary liability.

(d)                Neither Constellation nor any member of the Constellation Group, in connection with making a claim under any insurance policy of Exelon or any member of the Exelon Group pursuant to this Section 7.1, shall take any action that would be reasonably likely to (i) have an adverse impact on the then-current relationship between Exelon or any member of the Exelon Group, on the one hand, and the applicable insurance company, on the other hand, (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Exelon or any member of the Exelon Group under the applicable insurance policy, or (iii) otherwise compromise, jeopardize or interfere with the rights of Exelon or any member of the Exelon Group under the applicable insurance policy.

(e)                Except as provided in Section 7.2, Exelon shall retain the exclusive right to control its insurance policies and programs, including the right under the policies or applicable law to settle the policies to which losses or claim expenses are allocated, to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Constellation Liabilities and/or claims Constellation has made or could make in the future, and no member of the Constellation Group shall allocate losses or claims or loss adjusting expenses to, or erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with Exelon’s insurers with respect to any of Exelon’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. Constellation shall cooperate with Exelon and share such information as is reasonably necessary to permit Exelon to manage and conduct its insurance matters as it deems appropriate. Exelon shall share such information with Constellation as is reasonably necessary to enable Constellation to cooperate with Exelon. Except for directors’ and officers’ liability and fiduciary liability coverage , neither Exelon nor any of the members of the Exelon Group shall have any obligation to secure extended reporting for any claims under any liability policies of Exelon or any member of the Exelon Group for any acts or omissions by any member of the Constellation Group incurred prior to the Effective Time.

(f)                 Constellation does hereby, for itself and each other member of the Constellation Group, agree that no member of the Exelon Group shall have any Liability whatsoever as a result of the insurance policies and practices of Exelon and the members of the Exelon Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(g)                All payments and reimbursements by Constellation pursuant to this Section 7.1 shall be made within thirty (30) days after Constellation’s receipt of an invoice therefor from Exelon. If Exelon incurs costs to enforce Constellation’s obligations herein, Constellation shall indemnify and hold harmless Exelon for such enforcement costs, including reasonable attorneys’ fees.

(h)                This Agreement shall not be considered as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Exelon Group in respect of any insurance policy or any other contract or policy of insurance.

Section 7.2               D&O Policies. On and after the Distribution Date, Exelon shall not, and shall cause the members of the Exelon Group not to, take any action that would limit the coverage of the individuals who acted as directors, officers or employees of Constellation (or members of the Constellation Group) prior to the Distribution Date under any directors and officers liability insurance policies or fiduciary liability insurance policies (collectively, “D&O Policies”) maintained by the members of the Exelon Group in respect of claims relating to a period prior to the Distribution Date. Exelon shall, and shall cause the members of the Exelon Group to, reasonably cooperate with the individuals who acted as directors, officers or employees of Constellation (or members of the Constellation Group) prior to the Distribution Date in their pursuit of any coverage claims under such D&O Policies which could inure to the benefit of such individuals. Exelon shall, and shall cause members of the Exelon Group to, allow Constellation and its agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant D&O Policies maintained by Exelon and members of the Exelon Group pursuant to this Section 7.2. Exelon shall provide, and shall cause other members of the Exelon Group to provide, such cooperation as is reasonably requested by Constellation in order for Constellation to have in effect on and after the Distribution Date such new D&O Policies as Constellation deems appropriate with respect to claims relating to a period on or after the Distribution Date.

Section 7.3               Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article II) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

ARTICLE VIII
ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 8.1               Agreement for Exchange of Information.

(a)                Subject to Section 8.1(b) and Section 8.8(f), and except as set forth in any Ancillary Agreement, for a period of five (5) years following the Distribution Date (the “Access Period”), as soon as reasonably practicable after written request:

(i)                 Exelon shall afford to any member of the Constellation Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the Constellation Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the Exelon Group immediately following the Distribution Date that relates to any member of the Constellation Group or the Constellation Business, and

(ii)               Constellation shall afford to any member of the Exelon Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the Exelon Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the Constellation Group immediately following the Distribution Date that relates to any member of the Exelon Group or the Exelon Business;

provided, however, that in the event that Constellation or Exelon, as applicable, determine that any such provision of or access to any information in response to a request under this Section 8.1(a) would be commercially detrimental in any material respect, violate any Law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit compliance with such request in a manner that avoids any such harm or consequence (including, where appropriate, seeking a protective order); provided, further, that:

(x)       if the Parties are unable to reach agreement on reasonable measures to permit compliance with such request, the Party having possession of such information may deny access, subject to the requesting Party’s right to dispute such denial under Article X;

(y)       to the extent specific information-sharing or knowledge-sharing provisions are contained in any of the Ancillary Agreements, such other provisions (and not this Section 8.1(a)) shall govern; and

(z)       the Access Period shall be extended with respect to requests related to any tax audit or proceeding or other third-party litigation or other dispute filed prior to the end of the Access Period until such litigation or dispute is finally resolved.

(b)                A request for information under Section 8.1(a) may only be made for one or more of the following purposes: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over such requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation or other similar requirements (other than in connection with any action, suit or proceeding in which any member of a Group is adverse to any member of the other Group), (iii) for use in compensation, benefit or welfare plan administration, (iv) reasonable, bona fide business purposes, (v) for the reasons specified in Section 8.1(c) or (vi) to comply with any obligations under this Agreement or any Ancillary Agreement.

(c)                Without limiting the generality of Section 8.1(a), until the end of the fiscal year containing the Distribution Date (and for a reasonable period of time thereafter as required for any party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), Constellation shall use its commercially reasonable efforts to cooperate with any requests from any member of the Exelon Group pursuant to Section 8.1(a) and Exelon shall use its commercially reasonable efforts to cooperate with any requests from any member of the Constellation Group pursuant to Section 8.1(a), in each case, to enable the requesting party to meet its timetable for dissemination of its earnings releases and financial statements and to enable such requesting party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

Section 8.2               Ownership of Information. Any information owned by any Person that is provided pursuant to Section 8.1(a) shall be deemed to remain the property of the providing Person. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise to the requesting Person with respect to any such information.

Section 8.3               Compensation for Providing Information. A Person requesting information pursuant to Section 8.1(a) agrees to reimburse the providing Person for the reasonable and documented expenses out-of-pocket, if any, of gathering and copying such information, to the extent that such expenses are incurred for the benefit of the requesting Person.

Section 8.4               Retention of Records. To facilitate the exchange of information pursuant to this Article VIII after the Distribution Date, and except as otherwise required or agreed in writing, the Parties agree to use commercially reasonable efforts to retain, or cause to be retained, all information in the possession or control of them or any member of their Group on the Distribution Date for a period ending on the earlier of the fifth anniversary of the Distribution Date and the applicable period specified in such Party’s records retention policies and procedures; provided that, if Exelon determines that records in its possession belong to Constellation, Exelon may arrange for the transfer of those records to Constellation by providing written notice to Constellation, and Constellation shall respond to any such notice within ten (10) Business Days that either it shall accept that transfer or it shall permit the destruction of those records (with a non-response within such ten (10) Business Days being deemed an election by Constellation to permit the destruction of the records that are the subject of the notice from Exelon).

Section 8.5               Limitation of Liability. No Person required to provide information under this Article VIII shall have any Liability (a) if any historical information provided pursuant to this Article VIII is found to be inaccurate, in the absence of gross negligence or willful misconduct by such Person, or (b) if any information is lost or destroyed despite using commercially reasonable efforts to comply with the provisions of Section 8.4.

Section 8.6               Production of Witnesses. At all times from and after the Distribution Date, upon reasonable request:

(a)                Constellation shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the Exelon Group, the directors, officers, employees and agents of any member of the Constellation Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any Action in which the requesting party may from time to time be involved, except in the case of any Action in which any member of the Constellation Group is or may become adverse to any member of the Exelon Group; and

(b)                Exelon shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the Constellation Group, the directors, officers, employees and agents of any member of the Exelon Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any Action in which the requesting party may from time to time be involved, except in the case of any Action in which any member of the Exelon Group is or may become adverse to any member of the Constellation Group.

Section 8.7               Confidentiality.

(a)                Constellation (on behalf of itself and each other member of its Group) and Exelon (on behalf of itself and each other member of its Group) shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not disclose or release or use, without the prior written consent of such member of the other Group, for any purpose other than as expressly permitted pursuant to this Agreement or the Ancillary Agreements, any and all Confidential Information concerning any member of the other Group; provided, that each Party and the members of its Group may disclose, or may permit disclosure of, such Confidential Information (other than Confidential Information described in clause (d) and, to the extent inclusive of information covered by clause (d), clause (e), of the definition of Confidential Information that is privileged information covered by Section 8.8)

(i)                 to other members of their Group and their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for purposes of performing services for a member of such Group and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, such Party will be responsible,

(ii)               if it or any of its Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule,

(iii)             if it or any of its Affiliates are requested by a regulatory body or reliability organization to disclose any such Confidential Information or

(iv)              as necessary in order to permit such Party to prepare and disclose its financial statements, or other disclosures required by Law or applicable stock exchange.

Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to the foregoing clause (ii) above, the Party requested to disclose Confidential Information concerning a member of the other Group, shall, to the extent reasonably practicable and not prohibited by law, promptly notify such member of the other Group of the existence of such request or demand and, to the extent commercially practicable, shall provide such member of the other Group thirty (30) days (or such lesser period as is commercially practicable) to, at such member of the other Group’s own expense, seek an appropriate protective order or other remedy, which the Parties shall reasonably cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained within a reasonable period of time, the Party that is required to disclose Confidential Information about a member of the other Group shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such information.

(b)                The Parties shall be deemed to have satisfied their obligations under this Section 8.7 with respect to Confidential Information of any member of the other Group if they exercise the same degree of care (but no less than a reasonable degree of care) as they exercise to preserve confidentiality for their own similar Confidential Information.

(c)                Upon the written request of a Party or a member of its Group, the other Party shall take, and shall cause the applicable members of such other Party’s Group to take, reasonable steps to promptly (i) deliver to the requesting Person all original copies of Confidential Information (whether written or electronic) concerning the requesting Person or any member of such requesting Person’s Group that is in the possession of such other Party or any member of such other Party’s Group and (ii) if specifically requested by the requesting Person, destroy any copies of such Confidential Information (including any extracts therefrom), unless (A) such delivery or destruction would violate any Law or regulatory requirement, (B) such Confidential Information constitutes attorney work product created for such Party, or (C) such Confidential Information, including emails, are contained in an archived computer system backup in accordance with bona fide document retention policies or security and disaster recovery procedures; provided, that the other Party shall not be obligated to destroy Confidential Information that is required by or relates to such other Party’s business or the business of any member of such other Party’s Group. Upon the written request of the requesting Person, the other Party shall, or shall cause another member of its Group to cause, its duly authorized officers to certify in writing to the requesting party that the requirements of the preceding sentence have been satisfied in full.

Section 8.8               Privileged Matters.

(a)                The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution (whether by outside counsel, in-house counsel or other legal professionals), relating to the separation of the Exelon Business and the Constellation Business, have been and will be rendered for the collective benefit of each of the members of the Exelon Group and the Constellation Group, and that each of the members of the Exelon Group and the Constellation Group shall be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Distribution, which services will be rendered solely for the benefit of the Exelon Group or the Constellation Group, as the case may be.

(b)                (b)           For legal and professional services that have been and will be provided prior to the Distribution (whether by outside counsel, in-house counsel or other legal professionals) other than those described in Section 8.8(a), the Parties agree as follows:

(i)                 Exelon shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged information that relates solely to the Exelon Business and not to the operations of the Constellation Business, whether or not the privileged information is in the possession or under the control of any member of the Exelon Group or any member of the Constellation Group. Exelon shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged information that relates solely to any Exelon Assets or Exelon Liabilities and not any Constellation Assets or Constellation Liabilities in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged information is in the possession or under the control of any member of the Exelon Group or any member of the Constellation Group; and

(ii)               Constellation shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged information that relates solely to the operations of the Constellation Business and not to the Exelon Business, whether or not the privileged information is in the possession or under the control of any member of the Constellation Group or any member of the Exelon Group. Constellation shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged information that relates solely to any Constellation Assets or Constellation Liabilities and not any Exelon Assets or Exelon Liabilities in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged information is in the possession or under the control of any member of the Constellation Group or any member of the Exelon Group.

(c)                The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.8, with respect to all privileges not allocated pursuant to the terms of Section 8.8(b). Except as provided in Section 8.8(d):

(i)                 Constellation may not waive, and shall cause each other member of the Constellation Group not to waive, any privilege that could be asserted by a member of the Exelon Group under any applicable Law, and in which a member of the Exelon Group has a shared privilege, without the written consent of Exelon; and

(ii)               Exelon may not waive, and shall cause each other member of the Exelon Group not to waive, any privilege that could be asserted by a member of the Constellation Group under any applicable Law, and in which a member of the Constellation Group has a shared privilege, without the written consent of Constellation.

If a dispute arises between or among Constellation and Exelon, or any members of their respective Groups, regarding whether certain information over which one Party seeks to assert privilege is privileged or whether a privilege should be waived to protect or advance the interest of a Party, each Party agrees that it shall endeavor to minimize any prejudice to the rights of such other Party. Each Party agrees that it will not withhold consent to waiver for any purpose except to protect reasonably its own legitimate interests or the legitimate interests of any other member of its Group. During the course of any such dispute: (x) such information shall be treated as privileged information, and (y) the Party that believes that it can assert privilege over such information and that the privilege should not be waived shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is finally determined, or the Parties otherwise agree, that such information is not privileged information or that the privilege should be waived.

(d)                Notwithstanding the provisions of Section 8.8(a) or (b), to the fullest extent permitted by Law, in the event of any arbitration or litigation between or among the Parties and/or any members of their respective Groups, any Party or any members of the Party’s respective Group may waive a privilege that it shares with another Party or any member of the other Group, without obtaining the written consent from the other Party or the other member(s) of a Party’s Group that shares the privilege; provided, that such waiver of a shared privilege shall be effective only as to the use of information by the relevant Parties and/or the applicable members of their respective Groups in such arbitration or litigation, and shall not operate as a waiver of the shared privilege with respect to any proceedings, disputes, or other matters involving third parties or with respect to any other Actions. In the event of any such waiver, the Parties and the members of their respective Groups shall take all reasonable measures to ensure the confidentiality of the privileged information that is the subject of such waiver, including, as necessary, making any applications to an arbitral tribunal or court of law, as applicable, to preserve the confidentiality of such information; and any such privileged information shall otherwise be held confidential by the Parties and the members of their respective Groups and shall not be publicly disclosed. For the avoidance of doubt, this Section 8.8(d) provides the only circumstances, and the only conditions, under which a Party or a member of its respective Group may unilaterally waive any shared applicable legal privilege.

(e)                Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request that requires the production or disclosure of information that such Party knows is subject to a shared privilege or as to which a member of the other Group has the sole right hereunder to assert or waive a privilege, or if either Party obtains knowledge that any of its or any other member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that requires the production or disclosure of such privileged information, such Party shall promptly notify the other Party in writing of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 8.8 or otherwise to prevent the production or disclosure of such privileged information.

(f)                 The access to information being granted pursuant to Section 8.1, the agreement to provide witnesses and individuals pursuant to Section 8.6, and the handling of privileged information between and among the Parties and the members of their respective Groups pursuant to this Agreement relating to periods prior to the Effective Date shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement, any of the Ancillary Agreements or otherwise, as the Parties intend all such information to be kept confidential and intend to maintain the privileged nature of any privileged information.

(g)                In connection with any matter contemplated by Section 8.6 or this Section 8.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

(h)                The Parties acknowledge and agree that any costs and fees associated with asserting any privilege shall be borne by the Party requesting that such privilege be asserted.

Section 8.9               Data Separation Principles. Each of the Parties shall observe and implement, and shall cause the members of their respective Groups to observe and implement, the separation and disposition of electronic records and data in accordance with the principles set forth in Schedule XIV.

Section 8.10            Financial Information Certifications.

(a)                The Parties shall cooperate with each other in such manner as is reasonably necessary to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of each of the Parties to make the certifications required of them under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002.

(b)                In order to enable the principal executive officer and principal financial officer of a Party to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 following the Distribution in respect of any quarterly or annual fiscal period of that Party that begins on or prior to the applicable Distribution Date (a “Straddle Period”), upon twenty (20) business days’ (or such shorter period as may elapse between the Effective Time and the due date for such filing) advance written request by that Party, the other Party shall provide the requesting Party with one (1) or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financial reporting, which certification(s) shall (i) be with respect to the portion of the applicable Straddle Period on or prior to the Distribution Date (it being understood that no certification need be provided with respect to any period or portion of any period after the Distribution Date) and (ii) be in substantially the form attached hereto as Exhibit A, with such changes thereto as the Party requested to provide the certification(s) may reasonably determine. Such certification(s) shall be deemed provided by the Party requested to provide the certification(s) (and not by any officer or employee in their individual capacity).

Section 8.11            Policies and Best Practices. Without representation or warranty, Exelon and Constellation shall continue to be permitted to share, on a confidential basis, “best practices” information and materials (such as policies, workflow templates and standard form contracts) until the third anniversary of the Distribution Date.

ARTICLE IX
MUTUAL RELEASES; INDEMNIFICATION

Section 9.1               Release of Pre-Distribution Claims.

(a)                Except as provided in Section 9.1(c), effective as of the Effective Time, Constellation does hereby, for itself and each other member of the Constellation Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Constellation Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Exelon and the members of the Exelon Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Exelon Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of a Constellation Subsidiary and who are not, as of immediately following the Effective Time, directors, officers or employees of Constellation or a member of the Constellation Group, in each case from: (A) all Constellation Liabilities, (B) all Liabilities arising from or in connection with the transactions contemplated by this Agreement and all other activities undertaken to implement the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Constellation Business, the Constellation Assets or the Constellation Liabilities.

(b)                Except as provided in Section 9.1(c), effective as of the Effective Time, Exelon does hereby, for itself and each other member of the Exelon Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Exelon Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Constellation and the members of the Constellation Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Constellation Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been directors, officers, agents or employees of a Constellation Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of Exelon or a member of the Exelon Group, in each case from: (A) all Exelon Liabilities, (B) all Liabilities arising from or in connection with the transactions contemplated by this Agreement and all other activities undertaken to implement the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Exelon Business, the Exelon Assets or the Exelon Liabilities.

(c)                Nothing contained in Section 9.1(a) or 9.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.3(b) or the applicable Schedules thereto as not terminating as of the Effective Time, in each case in accordance with its terms. In furtherance of the foregoing, nothing contained in Section 9.1(a) or 9.1(b) shall release any Person from:

(i)                 any Liability provided in or resulting from any agreement among any members of the Exelon Group or the Constellation Group that is specified in Section 2.3(b) or the applicable Schedules thereto as not terminating as of the Effective Time, or any other Liability specified in Section 2.3(b) as not to terminate as of the Effective Time;

(ii)               any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of either Group under, this Agreement or any Ancillary Agreement, including with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third parties, which Liability shall be governed by the provisions of this Article IX and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iii)             any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv)              any accrued and unpaid compensation or expense reimbursement of any employee;

(v)                any terms of any existing employment agreement or arrangements (including any restrictive covenant provisions such as confidentiality, non-solicitation, non-competition and non-disparagement provisions) or restrictive covenants amongst any member of either Group and any of its respective employees, contractors or agents;

(vi)              any Liability in respect of an Other Agreement, including any claims in respect of Liabilities assumed thereunder and any indemnification or contribution responsibilities undertaken thereunder;

(vii)            any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 9.1; or

(viii)          any Liability described or listed on Schedule XV.

(d)                In addition, nothing contained in Section 9.1(a) and Section 9.1(b) shall release: (A) Exelon from indemnifying any director, officer or employee of the Constellation Group who was a director, officer or employee of Exelon or any of its Affiliates at or prior to the Distribution, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the Exelon Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a Constellation Liability, Constellation shall indemnify Exelon for such Liability (including Exelon’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article IX; and (B) Constellation from indemnifying any director, officer or employee of the Exelon Group who was a director, officer or employee of Exelon or any of its Affiliates at or prior to the Distribution, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the Constellation Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a Exelon Liability, Exelon shall indemnify Constellation for such Liability (including Constellation’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article IX.

(e)                Constellation shall not make, and shall not permit any member of the Constellation Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Exelon or any other member of the Exelon Group, or any other Person released pursuant to Section 9.1(a), with respect to any Liabilities released pursuant to Section 9.1(a). Exelon shall not make, and shall not permit any other member of the Exelon Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Constellation or any other member of the Constellation Group, or any other Person released pursuant to Section 9.1(b), with respect to any Liabilities released pursuant to Section 9.1(b).

(f)                 At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of such Party’s respective Group to execute and deliver releases reflecting the provisions of this Section 9.1.

Section 9.2               Indemnification by Constellation. Subject to Section 9.4, Constellation shall indemnify, defend and hold harmless Exelon, each other member of the Exelon Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Exelon Indemnitees”), from and against any and all Liabilities of the Exelon Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a)                the Constellation Liabilities, including the failure of Constellation or any other member of the Constellation Group or any other Person to pay, perform or otherwise promptly discharge any Constellation Liability in accordance with its terms; and

(b)                any breach by Constellation or any other member of the Constellation Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate or conflicting indemnification therein (which shall be controlling).

Section 9.3               Indemnification by Exelon. Subject to Section 9.4, Exelon shall indemnify, defend and hold harmless Constellation, each other member of the Constellation Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Constellation Indemnitees”), from and against any and all Liabilities of the Constellation Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a)                the Exelon Liabilities, including the failure of Exelon or any other member of the Exelon Group or any other Person to pay, perform or otherwise promptly discharge any Exelon Liability in accordance with its terms; and

(b)                any breach by Exelon or any other member of the Exelon Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate or conflicting indemnification therein (which shall be controlling).

Section 9.4               Indemnification Obligations Net of Taxes, Insurance Proceeds and Third-Party Proceeds.

(a)                The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability and (ii) other amounts recovered from any third party (net of any out-of-pocket costs or expenses incurred in, or Taxes as provided in Section 9.4(b) with respect to, the collection thereof) that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made; provided, that for the avoidance of doubt, such amount shall not exceed the amount of the Indemnity Payment.

(b)                The Parties intend that any indemnification or reimbursement payment will be net of Taxes. Accordingly, the amount that an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any Tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the Indemnity Payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a Taxing Authority. For purposes of this Section 9.4(b), the value of any Tax benefit to the Indemnitee from the underlying Loss shall be an amount equal to the product of (a) the amount of any present or future deduction allowed or allowable to the Indemnitee by the Code, or other applicable Law, as a result of such Loss and (b) the highest statutory rate applicable under Section 11 of the Code, or other applicable Law. For all Tax purposes other than for purposes of Section 355(g) of the Code, Exelon and Constellation agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by Exelon to Constellation or a distribution by Constellation to Exelon, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability, and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

(c)                The Indemnitee shall use, and shall cause its Affiliates to use, commercially reasonable efforts to recover any Insurance Proceeds to which the Indemnitee is entitled with respect to any Loss, subject to the provisions of Section 7.1 to the extent applicable. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article IX and otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against a concurrent written assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is entitled with respect to any Indemnifiable Loss as a result of such assignment. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s good faith judgment could result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Loss, such Indemnifying Party shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.

(d)                An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit to which an insurer or any other third party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Subject to Section 9.11, each member of the Exelon Group and Constellation Group shall use reasonable commercial efforts to seek to collect or recover any Insurance Proceeds and any Third-Party Proceeds to which such Person is entitled in connection with any Liability for which such Person seeks indemnification pursuant to this Article IX; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

Section 9.5               Procedures for Indemnification of Third-Party Claims.

(a)                If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but no later than 30 days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third- Party Claim in reasonable detail and include copies of all notices and documents (including demand letters and motions, pleadings and other court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 9.5(a) shall not relieve the Indemnifying Party from which indemnification hereunder is sought of its obligations under this Article IX, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice in accordance with this Section 9.5(a).

(b)                The Indemnifying Party shall have the right, exercisable by written notice to the Indemnitee within 30 days after receipt of notice from an Indemnitee in accordance with Section 9.5(a) (or sooner, if the nature of such Third-Party Claim so requires), to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and approved by the Indemnitee (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnifying Party shall not have the right to control the defense of any Third-Party Claim (i) to the extent such Third-Party Claim seeks criminal penalties or injunctive or other equitable relief (other than any such injunctive or other equitable relief that is solely incidental to the granting of money damages) or (ii) if the Indemnitee has reasonably determined in good faith that the Indemnifying Party controlling such defense will affect the Indemnitee or its Group in a materially adverse manner.

(c)                If the Indemnifying Party elects not to assume the defense of a Third-Party Claim (or is not permitted to assume the defense of such Third-Party Claim) in accordance with this Agreement, or fails to notify an Indemnitee of its election as provided in Section 9.5(b), such Indemnitee may defend such Third-Party Claim, and the Indemnifying Party shall be liable for all reasonable costs and expenses paid or incurred in connection with such defense. If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnitees shall, subject to the terms of this Agreement, cooperate with the Indemnifying Party with respect to the defense of such Third-Party Claim.

(d)                If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnifying Party will not be liable for any additional legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, or the nature of such Third-Party Claim changes such that the Indemnifying Party would no longer be entitled to assume the defense of such Third-Party Claim pursuant to Section 9.5(b), the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, shall have the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. In the event, however, that such Indemnitee reasonably determines subsequently that representation by counsel to the Indemnifying Party of both such Indemnifying Party and the Indemnitee could reasonably be expected to present such counsel with a conflict of interest, then the Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the reasonable fees and expenses of such counsel.

(e)                No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim without the consent of the applicable Indemnitee or Indemnitees; provided, however, that such consent shall not be required if the judgment or settlement: (i) contains no finding or admission of Liability with respect to any such Indemnitee or Indemnitees; (ii) involves only monetary relief which the Indemnifying Party has agreed to pay; (iii) does not involve a governmental or regulatory body; and (iv) includes a full and unconditional release of the Indemnitee or Indemnitees. Notwithstanding the foregoing, the consent of an Indemnitee (not to be unreasonably withheld, conditioned or delayed) shall be required for any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against such Indemnitee.

(f)                 Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 9.6               Additional Matters.

(a)                Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party from which indemnification hereunder is sought. Any failure by an Indemnitee to give notice shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure. Such Indemnifying Party shall have a period of 60 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 60-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 60-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.

(b)                In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to, and shall stand in the place of, such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)                In the event of an Action with respect to which indemnification may be sought hereunder and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 9.11, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

(d)                If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a third party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against such third party.

Section 9.7               Right to Contribution.

(a)                If any right of indemnification contained in Section 9.2 or Section 9.3 is held unenforceable for any reason, or is insufficient to hold harmless any Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by any Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and such Indemnitee and any other Indemnitees entitled to contribution in respect of such Liability, on the other hand, as well as any other relevant equitable considerations.

(b)                Solely for purposes of determining relative fault pursuant to this Section 9.7: (i) any fault associated with the business conducted with Constellation Assets or any fault associated with the Constellation Liabilities (except for the gross negligence or willful misconduct of a member of the Exelon Group) or with the ownership, operation or activities of the Constellation Business prior to the Distribution shall be deemed to be the fault of Constellation and the other members of the Constellation Group, and no such fault shall be deemed to be the fault of Exelon or any other member of the Exelon Group; and (ii) any fault associated with the business conducted with Exelon Assets or any fault associated with the Exelon Liabilities (except for the gross negligence or willful misconduct of a member of the Constellation Group) shall be deemed to be the fault of Exelon and the other members of the Exelon Group, and no such fault shall be deemed to be the fault of Constellation or any other member of the Constellation Group.

Section 9.8               Remedies Cumulative. The remedies provided in this Article IX shall be cumulative and, subject to the provisions of Section 9.10 and Article XI, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 9.9               Survival of Indemnities. The rights and obligations of each of Exelon and Constellation and their respective Indemnitees under this Article IX shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities.

Section 9.10            Limitation on Liability. Except as may expressly be set forth in this Agreement, none of Exelon, Constellation or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other Exelon Indemnitee or Constellation Indemnitee, as applicable, under this Agreement (i) with respect to any matter to the extent that the Party seeking indemnification has engaged in any violation of Law or fraud in connection therewith or (ii) for any indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages; provided, however, that the provisions of this Section 9.10(ii) shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the Exelon Group or the Constellation Group, as applicable, for any indirect, special, punitive or consequential damages.

Notwithstanding the foregoing, nothing in this Section 9.10 shall limit the Liability of Exelon, Constellation or any other member of either Group to the other or to any other member of the other’s Group, or to any other Exelon Indemnitee or Constellation Indemnitee, as applicable, with respect to breaches of Section 8.1, Section 8.4 (subject to Section 8.5), Section 8.6 or Section 8.7.

Section 9.11            Management of Actions. This Section 9.11 shall govern the management and direction of pending and future Actions in which members of the Exelon Group or the Constellation Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless otherwise expressly set forth in this Section 9.11.

(a)                From and after the Distribution, the Constellation Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule XVI and (ii) other Actions (other than Actions set forth on Schedule XVII or Schedule XVIII) that constitute only Constellation Liabilities or involve only Constellation Assets.

(b)                From and after the Distribution, the Exelon Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule XVII and (ii) other Actions (other than Actions set forth on Schedule XVI or Schedule XVIII) that constitute only Exelon Liabilities or involve only Exelon Assets.

(c)                From and after the Distribution, the Parties shall separately but cooperatively manage any (i) Actions set forth in Schedule XVIII and (ii) other Actions (other than Actions set forth on Schedule XVI or Schedule XVII) that relate, or may relate, to both a Exelon Asset or Exelon Liability, on the one hand, and a Constellation Asset or a Constellation Liability, on the other hand (such Actions in clauses (i) and (ii), the “Mixed Actions”). The Parties shall, as appropriate, cooperate in good faith and take all reasonable actions to provide for any appropriate joinder or change in named parties to such Mixed Actions such that the appropriate member of each Party or Group is party thereto. The Parties shall reasonably cooperate and consult with each other, and to the extent permissible and necessary or advisable, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to any Mixed Action. Notwithstanding anything to the contrary herein, and except as set forth in Schedule XVIII, the Parties may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Parties unless otherwise agreed by the Parties) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that the Parties shall bear their own discovery costs and shall share equally joint litigation costs. In any Mixed Action, each of Exelon and Constellation may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the Exelon Business or the Constellation Business, respectively; provided that each Party shall in good faith make reasonable commercial efforts to avoid adverse effects on the other Party.

(d)                To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.

ARTICLE X
DISPUTE RESOLUTION

Section 10.1            Appointed Representative. Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 10.2 (each, an “Appointed Representative”). Each Appointed Representative shall have the authority (i) to resolve any Disputes on behalf of the Party appointing such representative and (ii) to designate, and delegate to, one or more individuals the authority to resolve specific Disputes.

Section 10.2            Negotiation and Dispute Resolution.

(a)

(i)                 Any dispute, controversy or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, enforceability, validity, termination or breach of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby between or among the Parties or any members of their respective Groups (each, a “Dispute” and, collectively, “Disputes”) shall first be referred by either Party or any of the members of their respective Groups for amicable negotiations by a committee (the “Dispute Committee”) by providing written notice of such Dispute in the manner provided by Section 12.8 (“Dispute Notice”). The Dispute Committee shall consist of six (6) individuals, of which (i) three (3) individuals shall consist of Exelon’s Chief Financial Officer, Exelon’s General Counsel and one (1) individual appointed by Exelon’s General Counsel and (ii) three (3) individuals shall consist of Constellation’s Chief Financial Officer, Constellation’s General Counsel and one (1) individual appointed by Constellation’s General Counsel. The respective General Counsels shall establish any desired meeting schedule and procedures for the Dispute Committee. A Dispute shall be considered resolved by the Dispute Committee if the respective General Counsels concur there is a resolution.

(ii)               If, for any reason, a satisfactory resolution of any Dispute is not achieved by the Dispute Committee within thirty (30) days of the date of delivery of the Dispute Notice, such Dispute may be referred by a Party to the Appointed Representatives by providing written notice of such referral in the manner provided in Section 12.8 (“Dispute Referral Notice”). All documents, communications and information disclosed in the course of such negotiations involving the Dispute Committee or the Appointed Representatives that are not otherwise independently discoverable shall not be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(b)                If, for any reason, a satisfactory resolution of any Dispute is not achieved by the Appointed Representatives within thirty (30) days of the date of delivery of the Dispute Referral Notice, such Dispute may be referred by a Party for final and binding resolution by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules then in effect (the “AAA Rules”), except as modified herein:

(i)                 The arbitration shall be held in Chicago, Illinois.

(ii)               There shall be (A) a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, total less than $10 million or (B) a panel of three arbitrators if the amount in dispute, inclusive of all claims and counterclaims, total $10 million or more. The panel of three arbitrators shall be chosen as follows: each party shall appoint one arbitrator in the manner provided by the AAA Rules; and the two party-appointed arbitrators shall jointly appoint the third arbitrator, who shall chair the arbitral tribunal. Upon the written request of any party to the Dispute, any arbitrator not timely appointed shall be appointed by the AAA in the manner provided in the AAA Rules. If the arbitration shall be before a sole arbitrator, the sole arbitrator, who shall be independent, shall be appointed by agreement of the parties. If the parties cannot agree on a sole independent arbitrator, then upon written application by either party, the sole arbitrator shall be appointed pursuant to the AAA Rules.

(iii)             By electing to proceed under the AAA Rules, the parties to the Dispute confirm that any dispute, claim or controversy concerning the arbitrability of a Dispute, including whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 10.2, shall be determined by the arbitrator(s).

(iv)              The parties to the Dispute intend that the arbitrator(s) shall apply the substantive Laws of the State of Delaware to any Dispute hereunder, without regard to any choice of law principles thereof that would mandate the application of the Laws of another jurisdiction. The parties further intend that this agreement to arbitrate shall be valid, enforceable and irrevocable, and any award rendered by the arbitrator(s) shall be final and binding on all the parties to the Dispute. The parties to the Dispute agree to enforcement of or entry of judgment upon such award in any Delaware state or federal court, or in any other court of competent jurisdiction.

(v)                By agreeing to arbitration, the parties to the Dispute do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator(s) shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrator’s(s’) orders to that effect. In any such action, each of the parties to the Dispute irrevocably and unconditionally (i) consents and submits to the jurisdiction and venue of the courts of the State of Delaware and the federal courts of the United States of America located within the State of Delaware (the “Delaware Courts”); (ii) waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Delaware Court; (iii) consents to service of process in the manner provided by Section 12.8 or in any other manner permitted by law; and (iv) WAIVES ANY RIGHT TO TRIAL BY JURY.

(vi)              The arbitration, and all prior, subsequent or concurrent judicial proceedings related thereto and permitted herein, shall be conducted pursuant to the Federal Arbitration Act, found at Title 9 of the U.S. Code.

(vii)            In order to facilitate the comprehensive resolution of related disputes, all claims between any of the parties to the Dispute that arise under or in connection with this Agreement and the Ancillary Agreements may be brought in a single arbitration. Upon the request of any party to an arbitration proceeding constituted under this Agreement or the Ancillary Agreement(s), the arbitrator(s) shall consolidate such arbitration proceeding with any other arbitration proceeding relating to this Agreement and/or the Ancillary Agreement(s), if the arbitral tribunal determines that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party to the Dispute would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitrator(s) constituted hereunder and another arbitrator(s) constituted under this Agreement or the Ancillary Agreement(s), the ruling of the arbitrator(s) constituted first in time shall control, and such arbitrator(s) shall serve as the arbitrator(s) for any consolidated arbitration.

(c)                The Parties agree that the provisions of this Section 10.2 bind themselves and any of the members of their respective Groups, and further agree to take all measures lawfully to cause the members of their respective Groups to abide and be bound by the terms of this Section 10.2.

Section 10.3            Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article X, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE XI
TERMINATION

Section 11.1            Termination. Upon written notice, this Agreement and each of the Ancillary Agreements may be terminated at any time prior to the Effective Time by and in the sole discretion of Exelon without the approval of Constellation or any other party thereto.

Section 11.2            Effect of Termination. In the event of termination pursuant to Section 11.1, neither Party shall have any Liability of any kind to the other Party as a result of such termination.

ARTICLE XII

MISCELLANEOUS

Section 12.1            Further Assurances. Subject to the limitations or other provisions of this Agreement, (a) each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions and to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent in Article V within its reasonable control and to perform all covenants and agreements herein applicable to such Party or any member of its Group and (b) neither Party shall, nor shall either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action that would reasonably be expected to prevent or materially impede, interfere with or delay any of the Transactions. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation.

Section 12.2            Payment of Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses incurred (a) on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Registration Statement, the Distribution and the consummation of the transactions contemplated hereby and thereby shall be charged to and paid by Exelon and (b) after the Effective Time shall be borne by the Party or its applicable Subsidiary incurring such costs or expenses.

Section 12.3            Amendments and Waivers.

(a)                Subject to Section 11.1, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b)                Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 12.4            Entire Agreement. This Agreement, the Ancillary Agreements and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 12.5            Survival of Agreements. Except as otherwise expressly contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 12.6            Third-Party Beneficiaries. Except (a) as provided in Article IX relating to Indemnitees and for the release of any Person provided under Section 9.1 and (b) as provided in Section 8.1(a), this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 12.7            Coordination with Tax Matters Agreement. Except as specifically provided herein, this Agreement shall not apply to Taxes (which are covered by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matter addressed in the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

Section 12.8            Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) five (5) Business Days following sending by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party (as updated from time to time by notice in writing to the other Party):

(a)	If to Exelon:

Exelon Corporation

10 South Dearborn Street

Chicago, Illinois 60603

Attention: General Counsel

Email: [●]

(b)	If to Constellation:

Constellation Energy Corporation

1310 Point Street

Baltimore, Maryland 21231

Attention: General Counsel

Email: [●]

Notwithstanding the foregoing, Dispute Notices under Section 10.2(a) may not be delivered by e-mail.

Section 12.9            Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 12.10        Severability. If any term or other provision of this Agreement or the Schedules or Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party; provided that, if a Party reasonably believes such a material adverse effect has or will occur, that Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties associated with such invalid, illegal or unenforceable term or provision. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 12.11        Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates, provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement.

Section 12.12        Governing Law. Except as provided in Section 10.2(b)(vi), this Agreement shall be governed by, and construed and enforced in accordance with, the substantive Laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the Laws of any other jurisdiction.

Section 12.13        Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties are not relying upon any representations or statements made by the other Party regarding this Agreement.

Section 12.14        Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 12.15        Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 12.16        Schedules and Exhibits. The Schedules and Exhibits attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

EXELON CORPORATION

By:
Name:
Title:

CONSTELLATION ENERGY CORPORATION

By:
Name:
Title:

[Separation Agreement]